, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA COMPLETES ACQUISITION OF ECHOSTAR’S MOBILE SPECTRUM AND PRE-PAID SUBSCRIBERS IN PUERTO RICO AND THE USVI

DENVER, COLORADO – September 4, 2024: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) announced today that it has closed the transaction to acquire EchoStar’s (SATS) spectrum assets in Puerto Rico and the USVI as well as approximately 85,000 pre-paid mobile subscribers. This follows a review by the United States Department of Justice Antitrust Division and the approval by the Federal Communications Commission, which noted in its approval on August 9, 2024, that public interest benefits are likely to be realized as a result of the transaction, such as enhanced competition in Puerto Rico and the USVI.

The aggregate asset purchase price of $255 million will be paid in four annual installments commencing on the closing date, with the first installment of $95 million having been paid today. Liberty Latin America expects to fund the transaction through local liquidity sources, including cash on hand, cash generated from operations, and/or revolving credit facilities.

Commenting on the acquisition, Balan Nair, President and CEO of Liberty Latin America, said, “Our strong commitment to Puerto Rico and the USVI is reflected in this deal. By acquiring over 100 MHz of spectrum, approximately 85,000 pre-paid subscribers, and an extensive distribution network we have a tremendous opportunity to leverage our full-service products to drive fixed-mobile convergence penetration from current levels of around 25%. As we ramp up our commercial efforts, there is significant room for growth, and these assets will enable us to add more capacity, increase speeds, further strengthen our 5G mobile network, and grow our scale in the prepaid market.”

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony, and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).
For more information, please visit www.lla.com.

Contacts
Investor Relations:
Kunal Patel: ir@lla.com

Media Relations:
Kim Larson: llacommunications@lla.com